Exhibit 99.01

Enogex closes new $250 million credit facility

OKLAHOMA CITY – OGE Energy Corp. (NYSE: OGE) announced today that its subsidiary Enogex LLC, formerly Enogex Inc., entered into a new $250 million revolving credit facility.

The unsecured credit facility, available for use beginning today, has a five-year maturity with unlimited one-year extension options and may be used for general corporate purposes including letters of credit.

The facility was priced at the London InterBank Offered Rate (LIBOR) plus an applicable margin determined based on its long-term unsecured credit rating. Enogex currently carries a credit rating of BBB+ from Standard and Poor’s Corp., Baa3 from Moody’s Investors Service and BBB from Fitch Ratings.

The facility, which allows for an increase in the borrowing limit up to a maximum of $500 million under certain conditions, is supported by a 10-member bank group jointly led by Wachovia Bank NA and Royal Bank of Scotland.

Enogex is a midstream natural gas pipeline business with principal operations in Oklahoma. OGE Energy also is the parent company of OG&E Electric Services, a regulated utility with operations in Oklahoma and western Arkansas.